EXHIBIT 10.52

EMPLOYMENT AGREEMENT

          AGREEMENT, made as of April 26, 2004 by and between MEDCATH CORPORATION, a Delaware corporation (the “Company”) and GRANT WICKLUND (“Executive”).

RECITALS

          In order to induce Executive to serve as Senior Vice President, Chief Administrative Officer of the Company, the Company desires to provide Executive with compensation and other benefits on the terms and conditions set forth in this Agreement.

          Executive is willing to accept such employment and perform services for the Company, on the terms and conditions hereinafter set forth.

          NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties hereto agree as follows:

          1. Employment.

          1.1 Subject to the terms and conditions of this Agreement, the Company agrees to employ Executive during the term hereof as its Senior Vice President, Chief Administrative Officer. In his capacity as Senior Vice President, Chief Administrative Officer of the Company, Executive shall report to the Chief Executive Officer of the Company (the “CEO”) and shall have the customary powers, responsibilities and authorities of a Senior Vice President, Chief Administrative Officer for corporations of the size and character of the Company, as it exists from time to time, and as are assigned by the COO.

          1.2 Subject to the terms and conditions of this Agreement, Executive hereby accepts employment with the Company commencing on a date that is mutually agreeable to the Company and Executive that is no later than April 26, 2004 (the “Commencement Date”) and agrees to devote his full working time and efforts, to the best of his ability, experience and talent, to the performance of services, duties and responsibilities in connection therewith. Executive shall perform such duties and exercise such powers, commensurate with his position, as the COO shall from time to time delegate to him on such terms and conditions and subject to such restrictions as the board of directors of the Company (the “Board”) may reasonably from time to time impose.

          1.3 Nothing in this Agreement shall preclude Executive from engaging, so long as, upon prior notice to the Board and in the reasonable determination of the Board, such activities do not interfere with his duties and responsibilities hereunder, (a) in charitable and community affairs, from managing any passive investment made by him in publicly traded equity securities or other property (provided that no such investment may exceed 5% of the equity of any entity) or, (b) subject to Section 12(b) hereof, from serving as a member of boards of directors or as a trustee of any other corporation, association or entity.

          2. Term of Employment. Executive’s term of employment under this Agreement shall commence on the Commencement Date and, subject to the terms hereof, shall terminate on the earlier of (i) the fifth anniversary of the Commencement Date (the “Termination Date”) or (ii) the termination of Executive’s employment pursuant to this Agreement; provided, however, that, unless earlier terminated as a result of Executive’s termination of employment, this Agreement shall automatically renew for one additional year following the Termination Date unless, at least 90 days prior to the Termination Date, Executive provides written notice to the Company of his intention not to continue his employment with the Company for such additional year; provided, further, that (A) any other termination of employment by Executive (other than for death, Permanent Disability or Good Reason) may only be made upon 90 days prior written notice to the Company and any termination of employment by Executive for Good Reason may only be made upon 30 days prior written notice to the Company and (B) any termination of employment by the Company for any reason may only be made upon 30 days prior written notice to Executive.

          3. Compensation.

          3.1 Salary. The Company shall pay Executive a base salary (“Base Salary”) at the rate of $250,000 per annum commencing as of the Commencement Date. Base Salary shall be adjusted annually at the discretion of the Board but in no event shall Base Salary be reduced nor be less than the median base salary for a comparable position at corporations of similar size and character as the Company, as it exists from time to time, and, as increased, shall constitute “Base Salary” hereunder. Base Salary shall be payable in accordance with the ordinary payroll practices of the Company.

          3.2 Discretionary Bonus. During the term of Executive’s employment hereunder, Executive shall be eligible to receive an annual bonus (the “Bonus”) of up to seventy-five percent (75%) of Executive’s Base Salary (the “Maximum Bonus”), the amount of such Bonus to be determined by the Board of Directors of the Company in its sole discretion based on the Company’s performance and the Board’s assessment of Executive’s performance for such fiscal year. Executive must be employed by the Company on the day the Bonus is awarded in order to be eligible to receive a Bonus for such fiscal year.

          3.3 Signing Bonus. The Company shall pay Executive a lump sum payment of $[   ] on the Commencement Date.

          3.4 Compensation Plans and Programs. Executive shall be eligible to participate in any compensation plan or program maintained by the Company from time to time, which compensation plans and programs are intended to be comparable to those currently maintained by the Company, in which other senior executives of the Company participate on terms that are intended to be comparable to those applicable to such other senior executives.

          4. Employee Benefits.

          4.1 Employee Benefit Programs, Plans and Practices. The Company shall provide Executive during the term of his employment hereunder with coverage under all employee pension and welfare benefit programs, plans and practices (commensurate with his positions in the Company from time to time and to the extent permitted under any employee benefit plan) in accordance with the terms thereof, which the Company makes available to its senior executives and which employee pension and welfare benefit programs, plans and practices that are intended to be comparable to those currently maintained by the Company.

          4.2 Vacation and Fringe Benefits. Executive shall be entitled to no less than the number of business days paid vacation in each calendar year which have historically been provided to the Company’s Senior Vice President, Chief Administrative Officer, which shall be taken at such times as are consistent with Executive’s responsibilities hereunder. In addition, Executive shall be entitled to the perquisites and other fringe benefits currently made available to senior executives of the Company, commensurate with his position with the Company.

          4.3 Relocation Expenses. Executive shall become a full-time resident of the Charlotte, North Carolina area no later than six (6) months after the Commencement Date and shall relocate his family to the Charlotte, North Carolina area as soon as practicable thereafter. The Company shall reimburse Executive for all reasonable relocation expenses incurred by Executive and his family upon presentation by Executive of appropriately itemized and approved (consistent with the Company’s policy) accounts of such expenditures. In addition, the Company shall reimburse Executive for the real estate brokerage commission on the sale of Executive’s current principal residence in Florida.

          5. Expenses. Executive is authorized to incur reasonable expenses in carrying out his duties and responsibilities under this Agreement, including, without limitation, expenses for travel and similar items related to such duties and responsibilities. The Company will reimburse Executive for all such expenses upon presentation by Executive from time to time of appropriately itemized and approved (consistent with the Company’s policy) accounts of such expenditures.

          6. Termination of Employment.

          6.1 Termination By the Company Without Cause or By Executive for Good Reason. (a) The Company may terminate Executive’s employment at any time for any reason. If Executive’s employment is terminated by the Company without Cause (as defined in Section

6.4 hereof) (other than as a result of Executive’s death or Permanent Disability (as defined in Section 6.2 hereof)) or if Executive terminates his employment for Good Reason (as defined in Section 6.1(c) hereof) prior to the Termination Date, Executive shall receive such payments, if any, under applicable plans or programs, including but not limited to those referred to in Section 3.4 hereof, to which he is entitled pursuant to the terms of such plans or programs. In addition, in connection with such termination Executive shall be entitled to receive the following: (i) an amount equal to one times Executive’s Base Salary at the annual rate as of the date of termination under this Section 6.1(a), payable over the twelve month period following the Termination Date in substantially equal installment payments and in accordance with the normal payroll practices of the Company; (ii) a cash lump sum payment in respect of (x) accrued but unused vacation days (the “Vacation Payment”), (y) compensation earned but not yet paid (including any awarded but deferred Bonus payments) (the “Compensation Payment”) and (z) reasonable expenses incurred under Section 5 but not yet reimbursed (the “Expense Payment”); and (iii) continued coverage under any employee medical, disability and life insurance plans in accordance with the respective terms thereof for a period ending on the earlier of the first anniversary of the date of termination under this Section 6.1(a) or (B) the date on which Executive becomes covered under comparable benefit plans of a new employer.

          (b) The Vacation Payment, the Compensation Payment, and the Expense Payment shall be paid by the Company to Executive within 30 days after the termination of Executive’s employment by check payable to the order of Executive or by wire transfer to an account specified by Executive.

          (c) For purposes of this Agreement, “Good Reason” shall mean any of the following (without Executive’s express prior written consent):

     (i) A substantial reduction by the Company of Executive’s duties or responsibilities, other than in connection with the termination of Executive’s employment by the Company for Cause, by Executive without Good Reason or as a result of Permanent Disability or Executive’s death;

     (ii) A reduction by the Company in Executive’s Base Salary; or

     (iii) A reduction or elimination of Executive’s eligibility to participate in any of the Company’s employee benefit plans that is inconsistent with the eligibility of similarly situated executives of the Company to participate therein.

          6.2 Permanent Disability. If Executive becomes totally and permanently disabled (as defined in the Company’s Long-Term Disability Benefit Plan applicable to senior executive officers as in effect on the date hereof) (“Permanent Disability”), the Company or Executive may terminate Executive’s employment on written notice thereof, and Executive shall receive or commence receiving, as soon as practicable:

     (i) amounts payable pursuant to the terms of a disability insurance policy or similar arrangement which the Company maintains during the term hereof;

     (ii) the Maximum Bonus in respect of the fiscal year in which his termination occurs, prorated by a fraction, the numerator of which is the number of days of the fiscal year until termination and the denominator of which is 365;

     (iii) the Vacation Payment, the Compensation Payment, and the Expense Payment; and

     (iv) such payments under applicable plans or programs, including but not limited to those referred to in Section 3.4 hereof, to which he is entitled pursuant to the terms of such plans or programs.

          6.3 Death. In the event of Executive’s death during the term of his employment hereunder, Executive’s estate or designated beneficiaries shall receive or commence receiving, as soon as practicable:

     (i) the Maximum Bonus in respect of the fiscal year in which his death occurs, prorated by a fraction, the numerator of which is the number of days of the fiscal year until his death and the denominator of which is 365;

     (ii) any death benefits provided under the employee benefit programs, plans and practices referred to in Section 4.1 hereof, in accordance with their terms;

     (iii) the Vacation Payment, the Compensation Payment, and the Expense Payment; and

     (iv) such payments under applicable plans or programs, including but not limited to those referred to in Section 3.4 hereof, to which Executive’s estate or designated beneficiaries are entitled pursuant to the terms of such plans or programs.

          6.4 Termination By the Company for Cause or By Executive without Good Reason. (a) The Company shall have the right to terminate the employment of Executive for Cause. In the event that Executive’s employment is terminated by the Company for Cause, as hereinafter defined, or by Executive without Good Reason (other than as a result of Executive’s Permanent Disability or death), prior to the Termination Date, notwithstanding any other provision in this Agreement, Executive shall be entitled only to the Compensation Payment, the Vacation Payment, and the Expense Payment, and shall not be entitled to any further compensation or benefits hereunder including, without limitation, the payment of any Bonus in respect of all or any portion of the fiscal year in which such termination occurs.

          (b) As used herein, the term “Cause” shall be limited to (i) willful misconduct by Executive which results in a demonstrable injury (which is other than de minimis or insignificant) to the Company, (ii) willful and continued failure by Executive to perform his material duties with respect to the Company or its subsidiaries, which failure continues beyond 10 days after a written demand for substantial performance of such duties was given to Executive by the Company, or (iii) Executive’s conviction of, or plea of nolo contendere to, a felony or to a misdemeanor involving moral turpitude. Termination of Executive pursuant to this Section 6.4 shall be made by delivery to Executive of written notice that, in the reasonable judgment of the Board, Executive was guilty of conduct set forth in any of clauses (i) through (iii) above and specifying the particulars thereof.

          7. Mitigation of Damages. Executive shall not be required to mitigate damages or the amount of any payment provided for under this Agreement by seeking other employment or otherwise after the termination of his employment hereunder.

          8. Notices. All notices or communications hereunder shall be in writing, addressed as follows:

          To the Company:

MedCath Corporation
10720 Sikes Place, Suite 300
Charlotte, North Carolina 28277
Attn: Chief Executive Officer

          with a copy to:

MedCath Corporation
c/o Kohlberg Kravis
Roberts & Co.
2800 Sand Hill Road
Suite 200
Menlo Park, California 94025
(Attn: Edward A. Gilhuly)

          with a copy to:

Hal A. Levinson, Esq.
Moore & Van Allen, PLLC
100 N. Tryon Street, Floor 47
Charlotte, North Carolina 28202-4003

          To Executive:

Grant Wicklund

Any such notice or communication shall be delivered by hand, by telecopy (with machine confirmation) or by courier or sent certified or registered mail, return receipt requested, postage prepaid, addressed as above (or to such other address as such party may designate in a notice duly delivered as described above), and the third business day after the actual date of mailing shall constitute the time at which notice was given.

          9. Separability; Legal Fees. If any provision of this Agreement shall be declared to be invalid or unenforceable, in whole or in part, such invalidity or unenforceability shall not affect the remaining provisions hereof which shall remain in full force and effect. Each party shall bear the costs of any legal fees and other fees and expenses which may be incurred in respect of enforcing its respective rights under this Agreement.

          10. Assignment. This contract shall be binding upon and inure to the benefit of the heirs and representatives of Executive and the assigns and successors of the Company, but neither this Agreement nor any rights or obligations hereunder shall be assignable or otherwise subject to hypothecation by Executive (except by will or by operation of the laws of intestate succession) or by the Company, except that the Company may assign this Agreement to any successor (whether by merger, purchase or otherwise) to all or substantially all of the stock, assets or businesses of the Company, if such successor expressly agrees to assume the obligations of the Company hereunder.

          11. Amendment. This Agreement may only be amended by written agreement of the parties hereto.

          12. Nondisclosure of Confidential Information; Non-Competition. (a) At any time during or after Executive’s employment with the Company, Executive shall not, without the prior written consent of the Company, use, divulge, disclose or make accessible to any other person, firm, partnership, corporation or other entity any Confidential Information (as hereinafter defined) pertaining to the business of the Company or any of its subsidiaries, except (i) while employed by the Company, in the business of and for the benefit of the Company, or (ii) when required to do so by a court of competent jurisdiction, by any governmental agency having supervisory authority over the business of the Company, or by any administrative body or legislative body (including a committee thereof) with jurisdiction to order Executive to divulge, disclose or make accessible such information. For purposes of this Section 12(a), “Confidential Information” shall mean non-public information concerning the financial data, strategic business plans, and other non-public, proprietary and confidential information of the Company, its subsidiaries, Kohlberg Kravis Roberts & Co., Welsh, Carson, Anderson & Stowe VII, L.P., or their respective affiliates as in existence as of the date of Executive’s termination of employment (collectively, the “Restricted Group”) that, in any case, is not otherwise available to the public (other than by Executive’s breach of the terms hereof). Confidential Information further includes without limitation customer information, vendors, operations and operating procedures, pricing, financial information, technology, marketing strategies, design of facilities, employment practices, contractual agreements, and trade secrets.

           Executive agrees that both while employed by the Company and following termination of Executive’s employment with the Company at any time in the future:

     (i) Executive will take all reasonable precautions to safeguard all Confidential Information at all times so that it is not communicated to, exposed to, available to, or taken by any unauthorized person and will personally use or disclose such information; and

     (ii) Executive will exercise Executive’s best efforts to assure the safekeeping of the Company’s Confidential Information.

           Upon termination of Executive’s employment with the Company, Executive agrees to immediately return to the Company all Confidential Information and other Company property, including without limitation all originals, copies, computer data, or other records or information. It is understood and agreed that Confidential Information and other property of the Company shall remain at all times the property of the Company.

          (b) Non-Competition Agreement. Recognizing the fact that Executive will be given or have access to the Confidential Information described in this Section 12 above, and that Executive owes a duty of full loyalty to the Company and it’s name, reputation and operational interests, Executive agrees that during the period of Executive’s employment with the Company, Executive will not engage in or have an interest in, either directly or indirectly, in any manner, whether as a shareholder, partner, owner, investor, officer, director, advisor, employee, consultant, or in any other capacity, any Competitive Business other than an ownership position of less than 5 percent in any company whose shares are publicly traded.

          Executive agrees that in the event that Executive’s employment with the Company is terminated for any reason by either party, for a period of one (1) year from the date of termination of employment, Executive will not engage in or have an interest in, either directly or indirectly, in any manner, whether as a shareholder, partner, owner, investor, officer, director, advisor, employee, consultant, or in any other capacity, any Competitive Business (other than an ownership position of less than 5 percent in any company whose shares are publicly traded) which:

     (i) is located or operates within fifty (50) miles of:

     (A) any one of the Company’s or its affiliates’ facilities or a location where the Company or one of its affiliates has provided services during the term of Executive’s employment with the Company, or

     (B) any location where the Company was actively developing a facility or service before the termination of Executive’s employment with the Company; or

     (ii) is located in the United States.

          Executive further agrees that in the event that Executive’s employment with the Company is terminated for any reason by either party, for a period of one (1) year from the date of termination of employment, Executive shall not, on his own behalf or on behalf of any person, firm or company, directly or indirectly, solicit or offer employment to any person who has been employed by the Company or its subsidiaries at any time during the twelve (12) months immediately preceding such solicitation.

          For purposes of this Section 12, “Competitive Business” shall be defined as a hospital or any other health care employer, facility, or service providing cardiology related facilities or services.

          (c) Executive and the Company agree that this covenant not to compete is a reasonable covenant under the circumstances, and further agree that if in the opinion of any court of competent jurisdiction such restraint is not reasonable in any respect, such court shall have the right, power and authority to excise or modify such provision or provisions of this covenant as to the court shall appear not reasonable and to enforce the remainder of the covenant as so amended. Executive agrees that any breach of the covenants contained in this Section 12 would irreparably injure the Company. Accordingly, Executive agrees that the Company may, in addition to pursuing any other remedies it may have in law or in equity, cease making any payments otherwise required by this Agreement and obtain an injunction against Executive from any court having jurisdiction over the matter restraining any further violation of this Agreement by Executive.

          13. Beneficiaries; References. Executive shall be entitled to select (and change, to the extent permitted under any applicable law) a beneficiary or beneficiaries to receive any compensation or benefit payable hereunder following Executive’s death, and may change such election, in either case by giving the Company written notice thereof. In the event of Executive’s death or a judicial determination of his incompetence, reference in this Agreement to Executive shall be deemed, where appropriate, to refer to his beneficiary, estate or other legal representative. Any reference to the masculine gender in this Agreement shall include, where appropriate, the feminine.

          14. Survivorship. The respective rights and obligations of the parties hereunder shall survive any termination of this Agreement to the extent necessary to the intended preservation of such rights and obligations, including the provisions of Section 12 herein. The provisions of this Section 14 are in addition to the survivorship provisions of any other section of this Agreement.

          15. Governing Law. This Agreement shall be construed, interpreted and governed in accordance with the laws of the State of North Carolina without reference to rules relating to conflicts of law.

          16. Effect on Prior Agreements. This Agreement contains the entire understanding between the parties hereto and supersedes in all respects any prior or other agreement or understanding between the Company or any affiliate of the Company and Executive.

          17. Withholding. The Company shall be entitled to withhold from payment any amount of withholding required by law.

          18. Counterparts. This Agreement may be executed in two or more counterparts, each of which will be deemed an original.

MEDCATH CORPORATION
By:	/s/ Charles R. Slaton
Title:	Chief Operating Officer

/s/ Grant Wicklund
Grant Wicklund

13